Exhibit 4.2

FIRST AMENDMENT TO RIGHTS PLAN

AND

CONFIRMATION OF APPOINTMENT AS SUCCESSOR RIGHTS AGENT

REFERENCE IS MADE to that certain Rights Agreement dated as of January 6, 1998 (the “Rights Plan”), between Labor Ready, Inc., a Washington corporation (“the Company”), and TranSecurities International, Inc.

WHEREAS the Company has proposed to issue and sell Convertible Subordinated Notes due 2007 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Offering”); and

WHEREAS the Company wishes to ratify and confirm Computershare Trust Company, Inc. (“Computershare”) as the successor Rights Agent under the Rights Plan, and Computershare is willing to confirm such successorship as Rights Agent;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Effective as of the date hereof, the Company hereby ratifies and confirms Computershare as Rights Agent under the Rights Plan, pursuant to Section 21 thereof. Computershare hereby confirms such successorship as Rights Agent and agrees to perform all of the duties and responsibilities of the Rights Agent under the Rights Plan.

2. Pursuant to Section 27 thereof, Section 1 of the Rights Plan is hereby amended to add a new second paragraph to the definition of “Acquiring Person” as follows:

“Any person or entity that purchases the Convertible Subordinated Notes due 2007 (the “Notes”) of the Company (a “Buyer”) will not be deemed to be an Acquiring Person solely by virtue of their purchase of Notes in the offering thereof to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Offering”) or by virtue of the conversion of the Notes into common stock of the Company pursuant to their terms; provided, however, that if any Buyer is or becomes the Beneficial Owner of 15% or more of the shares of the Company’s common stock then outstanding at any time as a result of the acquisition of Beneficial Ownership of common stock subsequent to the Offering, except for the acquisition of Beneficial Ownership caused by conversion of the Notes acquired in the Offering pursuant to their terms, then as of the date of such acquisition such Buyer shall become an Acquiring Person for purposes of the Rights Plan unless the Company’s board of directors otherwise determines or as otherwise set forth in the Rights Plan.”

3. Except as expressly amended hereby, the Rights Plan shall remain in full force and effect as by its terms set forth.

DATED as of this 13th day of June, 2002.

LABOR READY, INC.		COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/	By:	/s/

Its:		Its:

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